                                                                    EXHIBIT 21.1


                     Subsidiaries of Patterson Energy, Inc.

Patterson (GP) LLC
Patterson (GP2) LLC
Patterson (LP) LLC
Patterson Drilling Company LP, LLLP
Patterson Drilling South LP, LLLP
Patterson Drilling West LP, LLLP
Patterson Petroleum LP, LLLP
Lone Star Mud LP, LLLP
Ambar Drilling Fluids LP, LLLP
Patterson Petroleum Trading Company LP, LLLP
Analytical Seismic Systems, Inc.